Exhibit 3.1

FILING COPY

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

BG MEDICINE, INC.

The undersigned, Paul R. Sohmer, M.D., the President and Chief Executive Officer of BG Medicine, Inc. (including any successor in interest, the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify, in accordance with Sections 103 and 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on May 8, 2015:

WHEREAS, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), authorizes 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, the number of shares in each series, the voting powers, if any, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof; and

WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a new series of Preferred Stock, set the number of shares constituting such series, and the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby designates a new series of Preferred Stock, consisting of the number of shares set forth herein, with the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions relating to such series as follows:

SECTION 1. Number; Designation; Rank.

(a) This series of convertible participating preferred stock is designated as the “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock is [                ] shares, par value $0.001 per share.

(b) The Series A Preferred Stock ranks, with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company or otherwise:

(i) senior in preference and priority to the Common Stock and each other class or series of Capital Stock of the Company, except for any class or series of Capital Stock hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior to or on parity, without preference or priority, with the Series A Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company, or otherwise (collectively with the Common Stock, the “Junior Securities”);

(ii) on parity, without preference and priority, with each other class or series of Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company, or otherwise (collectively, the “Parity Securities”); and

(iii) junior in preference and priority to each other class or series of Preferred Stock or any other Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company or otherwise (collectively, “Senior Securities”).

SECTION 2. Dividends.

(a) Cumulative Dividends. Holders shall be entitled to receive, out of funds legally available for the payment of dividends to the Company’s stockholders under Delaware law, on each Preferred Share, cumulative dividends which accrue daily at a per annum rate of 8.00% on the Accrued Value of such Preferred Share (“Cumulative Dividends”). Such Cumulative Dividends shall begin to accrue and be cumulative from the Issue Date. Cumulative Dividends shall be compounded quarterly and payable quarterly with respect to each Dividend Period in arrears on the first Dividend Payment Date after such Dividend Period, at the option of each such Holder of Series A Preferred Stock, (i) in cash or (ii) by the issuance of such number of additional shares of Series A Preferred Stock equal to the Stock Dividend Amount.

(b) Participating Cash Dividends. If the Company declares, makes or pays any cash dividend or distribution in respect of the Common Stock (a “Common Dividend”), each Holder shall receive a dividend (in addition to the Dividends provided for by SECTION 2(a)) in respect of each Preferred Share held thereby, in an amount equal to the product of (x) the amount of such Common Dividend paid per share of Common Stock, multiplied by (y) the number of shares of Common Stock issuable if such Preferred Share had been converted into shares of Common Stock immediately prior to the record date for such Common Dividend (such amount per share of Preferred Stock, the “Participating Cash Dividend”). Participating Cash Dividends shall be payable to Holders on the record date for such Common Dividend at the same time and in the same manner as the Common Dividend triggering such Participating Cash Dividend is paid.

(c) In-Kind Participating Dividends. If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property, in respect of the Common Stock (an “In-Kind Common Dividend”), including without limitation any spin-off of one or more subsidiaries or businesses of the Company but excluding: (I) dividends or distributions referred to in SECTIONS 5(f)(i)(B) and 5(f)(i)(C); and (II) cash dividends with respect to which Holders are entitled to Participating Cash Dividends, then the Holders shall receive in such distribution or other transaction, at the same time and in the same manner as holders of Common Stock, the same type and amount of consideration (the “In-Kind Participating Dividend” and, collectively with the Participating Cash Dividend, the “Participating Dividends”) as Holders would have received if, immediately prior to the record date of such In-Kind Common

Dividend, they had held the number of shares of Common Stock issuable upon conversion of the Preferred Shares. To the extent that the Company establishes or adopts a stockholder rights plan or agreement (i.e., a “poison pill”), the Company shall ensure that the Holders will receive, as an In-Kind Participating Dividend, rights under the stockholder rights plan or agreement with respect to any shares of Common Stock that at the time of such distribution would be issuable upon conversion of the Preferred Shares.

(d) Dividends (other than Participating Dividends) payable on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Dividends (other than Participating Dividends) payable on the Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(e) Cumulative Dividends that are payable on Series A Preferred Stock on any Dividend Payment Date will be payable to Holders of record on the applicable record date, which shall be the fifteenth (15th) calendar day before the applicable Dividend Payment Date, or, with respect to any Cumulative Dividends not paid on the scheduled Dividend Payment Date therefor, such record date fixed by the Board (or a duly authorized committee of the Board) that is not more than sixty (60) nor less than ten (10) days prior to such date on which such accrued and unpaid Cumulative Dividends are to be paid (each such record date, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(f) The quarterly dividend periods with respect to Cumulative Dividends shall commence on and include January 1, April 1, July 1 and October 1 (other than the initial Dividend Period, which shall commence on and include the Issue Date) and shall end on and include the last calendar day of the calendar quarter ending March 31, June 30, September 30 and December 31 preceding the next Dividend Payment Date (a “Dividend Period”).

SECTION 3. Liquidation Preference.

(a) Upon any Liquidation Event, each Preferred Share entitles the Holder thereof to receive and to be paid out of the assets of the Company legally available for distribution to the Company’s stockholders, before any distribution or payment may be made to a holder of any Junior Securities, an amount in cash per share equal to the sum of (A) the Accrued Value, plus (B) all accrued and unpaid Dividends (including, without limitation, accrued and unpaid Cumulative Dividends for the then current Dividend Period) (“Liquidation Preference”).

(b) If upon any such Liquidation Event, the assets of the Company legally available for distribution to the Company’s stockholders are insufficient to pay the Holders the full Liquidation Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the Holders and the holders of such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.

(c) After payment to the Holders of the full Liquidation Preference to which they are entitled, the Holders will additionally receive such per share amount distributed to each holder of Common Stock, treating for this purpose all shares of Series A Preferred Stock as if they had been converted to Common Stock pursuant to the terms hereof.

(d) The value of any property not consisting of cash that is distributed by the Company to the Holders will equal the Fair Market Value thereof on the date of distribution.

(e) No holder of Junior Securities shall receive any cash upon a Liquidation Event unless the entire Liquidation Preference in respect of the Preferred Shares has been paid in cash. To the extent that there is insufficient cash available to pay the entire Liquidation Preference in respect of the Preferred Shares and any liquidation preference in respect of Parity Securities in full in cash upon a Liquidation Event, the Holders and the holders of such Parity Securities will share ratably in any cash available for distribution in proportion to the full respective amounts to which they are entitled upon such Liquidation Event.

SECTION 4. As-Converted Voting Rights; Certain Consent Rights.

(a) The Holders are entitled to vote on all matters on which the holders of shares of Common Stock are entitled to vote and, except as otherwise provided herein (including under SECTION 7 below) or by law, the Holders shall vote together with the holders of shares of Common Stock as a single class. As of any record date or other determination date, each Holder shall be entitled to the number of votes such Holder would have had if all Preferred Shares held by such Holder on such date had been converted into shares of Common Stock immediately prior thereto, except that, in the event that any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the receipt of any Cumulative Dividends by such Holder, the voting rights of such Holder pursuant to this SECTION 4(a) shall not be increased as a result of such Holder’s receipt of such Cumulative Dividends unless and until such Holder and the Company shall have made their respective filings under the HSR Act and the applicable waiting period shall have expired or been terminated in connection with such filings. At the request of a Holder in such case, the Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation.

(b) In addition to the voting rights provided for by SECTION 4(a) and SECTION 7 and any voting rights to which the Holders may be entitled to under law, for so long as any Preferred Shares are outstanding, the Company may not, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior written consent of the Requisite Holders and any such actions entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation or any other Liquidation Event;

(ii) amend, alter or repeal any provision of the Certificate of Incorporation, including this Certificate of Designations, or Bylaws of the Company;

(iii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption;

(iv) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current Fair Market Value thereof;

(v) sell, assign, license, pledge or encumber technology or intellectual property or other assets of the Company or any Subsidiary;

(vi) create, or hold capital stock in, any subsidiary that is not a Wholly Owned Subsidiary, or sell, transfer or otherwise dispose of any capital stock of any Subsidiary of the Company, or permit any Subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such Subsidiary;

(vii) cease to maintain a directors and officers liability insurance policy in an amount of at least $15 million from financially sound and reputable insurers;

(viii) increase or decrease the size of the Board;

(ix) make, or permit any Subsidiary to make, any loan or advance to, or own any stock or other securities of, any Subsidiary or other corporation, partnership or other entity unless it is a Wholly Owned Subsidiary;

(x) incur any aggregate indebtedness in excess of $50,000;

(xi) guarantee, directly or indirectly, or permit any Subsidiary to guarantee, directly or indirectly, any indebtedness;

(xii) institute or settle any action, suit, litigation, petition, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, or investigation by or before, or otherwise involving, any court or other governmental authority or arbitral body;

(xiii) enter into, amend, terminate take or omit to take any action that would constitute a violation or default under, or waive any rights under, any contract or agreement relating to intellectual property of the Company or of a nature that would be required to be filed as an exhibit to a report filed with the SEC;

(xiv) enter into any corporate strategic relationship; or

(xv) agree to do, directly or indirectly, any of the foregoing actions set forth in clauses (i) through (xiv) above, unless such agreement expressly provides that the Company’s obligation to undertake any of the foregoing is subject to the prior approval of the Requisite Holders.

(c) Notwithstanding anything to the contrary contained in this SECTION 4, the Company may not, directly or indirectly, take any action otherwise approved pursuant to SECTION 4(b) if such action would have a materially adverse and disproportionate effect on the powers, preferences, rights, limitations, qualifications and restrictions or privileges of any Holder with respect to any shares of Series A Preferred Stock held by any Holder, without the prior approval of such Holder.

(d) Any action as to which a class vote of the holders of Preferred Stock, or the holders of Preferred Stock and Common Stock voting together, is required pursuant to the terms of this Certificate of Designations may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company.

SECTION 5. Conversion. Each Preferred Share is convertible into shares of Common Stock (or Reference Property, to the extent applicable) as provided in this SECTION 5.

(a) Conversion at the Option of Holders of Series A Preferred Stock. Each Holder is entitled to convert, at any time and from time to time, at the option and election of such Holder, any or all outstanding Preferred Shares held by such Holder and receive therefor the property described in SECTION 5(c) upon such conversion. In order to convert Preferred Shares into shares of Common Stock (or Reference Property, to the extent applicable), the Holder must surrender the certificates representing such Preferred Shares at the office of the Company’s transfer agent for the Series A Preferred Stock (or at the principal office of the Company, if the Company serves as its own transfer agent), together with (x) written notice that such Holder elects to convert all or part of the Preferred Shares represented by such certificates as specified therein, (y) a written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the transfer agent or the Company, as applicable (if reasonably required by the transfer agent or the Company, as applicable), and (z) funds for any stock transfer, documentary, stamp or similar taxes, if payable by the Holder pursuant to SECTION 5(e)(i). Except as provided in SECTION 5(b), the date the transfer agent or the Company, as applicable, receives such certificates, together with such notice and any other documents and amounts required to be paid by the Holder pursuant to this SECTION 5, will be the date of conversion (the “Conversion Date”).

(b) Mandatory Conversion at the Option of the Requisite Holders. Upon the written consent of the Requisite Holders, all outstanding Preferred Shares held by all Holders shall be converted into shares of Common Stock and each Holder shall receive therefor the property described in SECTION 5(c) upon such conversion. The date of the consent of the Requisite Holders shall be the Conversion Date. On the Conversion Date, all rights with respect to the Series A Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Company shall issue and deliver to such holder, promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series A Preferred Stock surrendered are convertible on the Conversion Date.

(c) Amounts Received Upon Conversion. Upon a conversion of Preferred Shares pursuant to SECTION 5(a) or (b), the Holder of such converted Preferred Shares shall receive in respect of each Preferred Share a number of shares of Common Stock (or Reference Property, to the extent applicable) equal to the amount (the “Conversion Amount”) determined by dividing (A) the Series A Original Purchase Price by (B) the Conversion Price in effect at the time of conversion. Notwithstanding the foregoing, in the event any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the conversion of any Preferred Shares into the property described above in this SECTION 5(c), at the option of such Holder upon written notice to the Company, the effectiveness of such conversion shall be delayed (only to the extent necessary to avoid a violation of the HSR Act), until such Holder shall have made such filing under the HSR Act and the applicable waiting period shall have expired or been terminated; provided, however, that in such circumstances such Holder shall use commercially reasonable efforts to make such filing and obtain the expiration or termination of such waiting period as promptly as reasonably practical and the Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation.

(d) Fractional Shares. No fractional shares of Common Stock (or fractional shares in respect of Reference Property, to the extent applicable) will be issued upon conversion of the Series A Preferred Stock. In lieu of fractional shares, the Company shall pay cash in respect of each fractional share equal to such fractional amount multiplied by the Thirty Day VWAP as of the closing of business on the Business Day immediately preceding the Conversion Date (or the Fair Market Value thereof in respect of any Reference Property). If more than one Preferred Share is being converted at one time by the same Holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Preferred Shares converted by such Holder at such time.

(e) Mechanics of Conversion.

(i) As soon as reasonably practicable after the Conversion Date (and in any event within four (4) Business Days after such date), the Company shall issue and deliver to the applicable Holder one or more certificates for the number of shares of Common Stock (or Reference Property, to the extent applicable) to which such Holder is entitled, together with, at the option of the Holder, a check or wire transfer of immediately available funds for payment of fractional shares in exchange for the certificates representing the converted Preferred Shares. Such conversion will be deemed to have been made on the Conversion Date, and the Person entitled to receive the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock (or Reference Property, to the extent applicable) on such date. The delivery of the Common Stock upon conversion of Preferred Shares shall be made, at the option of the applicable Holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to such Holder at its address as set forth in the conversion notice. In cases where fewer than all the Preferred Shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted Preferred Shares. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock (or Reference Property, to the extent applicable) upon conversion or due upon the issuance of a new certificate for any Preferred Shares not converted to the converting Holder; provided that the Company shall not be required to pay any such amounts, and any such amounts shall be paid by the converting Holder, in the event that such Common Stock or Preferred Shares are issued in a name other than the name of the converting Holder.

(ii) For the purpose of effecting the conversion of Preferred Shares, the Company shall: (A) at all times reserve and keep available, free from any preemptive rights, out of its treasury or authorized but unissued shares of Common Stock (or Reference Property, to the extent applicable) the full number of shares of Common Stock (or Reference Property, to the extent applicable) deliverable upon the conversion of all outstanding Preferred Shares after taking into account any adjustments to the Conversion Price from time to time pursuant to the terms of this SECTION 5 and any increases to the Accrued Value from time to time and assuming for the purposes of this calculation that all outstanding Preferred Shares are held by one holder); and (B) without prejudice to any other remedy at law or in equity any Holder may have as a result of such default, take all actions reasonably required to amend its Certificate of Incorporation, as expeditiously as reasonably practicable, to increase the authorized and available amount of Common Stock (or Reference Property, to the extent applicable) if at any time such amendment is necessary in order for the Company to be able to satisfy its obligations under this SECTION 5. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock (or Reference Property, to the extent applicable) upon the conversion of all outstanding Preferred Shares at such adjusted Conversion Price.

(iii) From and after the Conversion Date, the Preferred Shares converted on such date, will no longer be deemed to be outstanding and all rights of the Holder thereof including the right to receive Dividends, but excluding the right to receive from the Company the Common Stock (or Reference Property, to the extent applicable) or any cash payment upon conversion, and except for any rights of Holders (including any voting rights) pursuant to this Certificate of Designations which by their express terms continue following conversion or, for the avoidance of doubt, rights which by their express terms continue following conversion pursuant to any of the other Transaction Agreements (as defined in the Securities Purchase Agreement) shall immediately and automatically cease and terminate with respect to such Preferred Shares; provided that, in the event that a Preferred Share is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock (or Reference Property, to the extent applicable), such Preferred Share will, without prejudice to any other remedy at law or in equity any Holder may have as a result of such default, remain outstanding and will continue be entitled to all of the rights attendant to such Preferred Share as provided herein.

(iv) The Company shall comply with all federal and state laws, rules and regulations and applicable rules and regulations of the Exchange on which shares of the Common Stock (or Reference Property, to the extent applicable) are then listed. If any shares of Common Stock (or Reference Property, to the extent applicable) to be reserved for the purpose of conversion of Preferred Shares require registration with or approval of any Person or group (as such term is defined in Section 13(d)(3) of the Exchange Act) under any federal or state law or the rules and regulations of the Exchange on which shares of the Common Stock (or Reference Property, to the extent applicable) are then listed before such shares may be validly issued or delivered upon conversion, then the Company will, as expeditiously as reasonably practicable, use commercially reasonable efforts to secure such registration or approval, as the case may be. So long as any Common Stock (or Reference Property, to the extent applicable) into which the Preferred Shares are then convertible is then listed on an Exchange, the Company will list and keep listed on any such Exchange, upon official notice of issuance, all shares of such Common Stock (or Reference Property, to the extent applicable) issuable upon conversion.

(v) All shares of Common Stock (or Reference Property, to the extent applicable) issued upon conversion of the Preferred Shares will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive or similar rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Company shall take no action which will cause a contrary result.

(f) Adjustments to Conversion Price.

(i) The Conversion Price shall be subject to the following adjustments:

(A) Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each Preferred Share shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion

Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each Preferred Share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(B) Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing: (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the Holders simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding Preferred Shares had been converted into Common Stock on the date of such event.

(C) Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of SECTION 2 do not apply to such dividend or distribution, then and in each such event the Holders shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Preferred Shares had been converted into Common Stock on the date of such event.

(D) Common Stock Issued at Less than Conversion Price.

(1) If, during the period beginning on the Original Issue Date and ending on the first anniversary of the Original Issue Date, the Company issues or sells any Common Stock (or Option Securities or Convertible Securities, to the extent set forth in this SECTION 5(f)(i)(D)), other than Excluded Stock, for no consideration or for consideration per share (“New Issuance Price”) less than the Conversion Price in effect as of the date of such issuance or sale, then the Conversion Price in effect immediately prior to each such issuance or sale will (except as provided below) be adjusted at the time of such issuance or sale to equal the New Issuance Price.

(2) If, at any time after the first anniversary of the Original Issue Date, the Company issues or sells any Common Stock (or Option Securities or Convertible Securities, to the extent set forth in this SECTION 5(f)(i)(D)), other than Excluded Stock, for no consideration or for consideration per share less than the Conversion Price in effect as of the date of such issuance or sale, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i) “CP2” shall mean the Conversion Price in effect immediately following such issuance or sale;

(ii) “CP1” shall mean the Series A Conversion Price in effect immediately prior to such issuance or sale;

(iii) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or sale (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Option Securities outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock) outstanding (assuming exercise of any outstanding Option Securities therefor) immediately prior to such issuance or sale);

(iv) “B” shall mean the number of shares of Common Stock that would have been issued if such additional shares of Common Stock so issued had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(v) “C” shall mean the number of additional shares of Common Stock so issued.

(E) For the purposes of any adjustment of the Conversion Price pursuant to this SECTION 5(f)(i)(D), the following provisions shall be applicable:

(1) In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock after deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof;

(2) In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof;

(3) In the case of (A) the issuance of Option Securities (whether or not at the time exercisable) or (B) the issuance of Convertible Securities (whether or not at the time so convertible or exchangeable):

(i) the issuance of Option Securities shall be deemed the issuance of all shares of Common Stock deliverable upon the exercise of such Option Securities;

(ii) such Option Securities shall be deemed to be issued for a consideration equal to the value of the consideration (determined in the manner provided in SECTION 5(f)(i)(E)(1) and (2)), if any, received by the Company for such Option Securities, plus the exercise price, strike price or purchase price provided in such Option Securities for the Common Stock covered thereby;

(iii) the issuance of Convertible Securities shall be deemed the issuance of all shares of Common Stock deliverable upon conversion of, or in exchange for, such Convertible Securities;

(iv) such Convertible Securities shall be deemed to be issued for a consideration equal to the value of the consideration (determined in the manner provided in SECTION 5(f)(i)(E)(1) and (2) and excluding any cash received on account of accrued interest or accrued dividends), if any, received by the Company for such Convertible Securities, plus the value of the additional consideration (determined in the manner provided in SECTION 5(f)(i)(E)(1) and (2)) to be received by the Company upon the conversion or exchange of such Convertible Securities, if any;

(v) upon any change in the number of shares of Common Stock deliverable upon exercise of any Option Securities or Convertible Securities or upon any change in the consideration to be received by the Company upon the exercise, conversion or exchange of such securities, the Conversion Price then in effect shall be readjusted to such Conversion Price as would have been in effect had such change been in effect, with respect to any Option Securities or Convertible Securities outstanding at the time of the change, at the time such Option Securities or Convertible Securities originally were issued;

(vi) if the Conversion Price shall have been fully adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; and

(vii) if any issuance of Common Stock, Option Securities or Convertible Securities would also require an adjustment pursuant to any other adjustment provision of this SECTION 5(f)(i), then only the adjustment most favorable to the Holders shall be made.

(F) Merger or Reorganization. Subject to the provisions of SECTION 3(a), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by SECTION 5(f)(i)(A), (B) or (C)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Preferred Share shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one (1) share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this SECTION 5 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this SECTION 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. For the avoidance of doubt, nothing in this SECTION 5(f)(i)(F) shall be construed as preventing the holders of Series A Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this SECTION 5(f)(i)(F) be deemed conclusive evidence of the fair value of the shares of Series A Preferred Stock in any such appraisal proceeding.

(ii) If the Company issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events (each, a “Trigger Event”), then the Conversion Price will not be adjusted pursuant to SECTION 5(f)(i)(B) until the earliest Trigger Event occurs, and the Conversion Price shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire (provided, however, that, for the avoidance of doubt, if such Trigger Event would require an adjustment pursuant to SECTION 5(f)(i)(D), such adjustment pursuant to SECTION 5(f)(i)(D) shall be made at the time of issuance of such rights, options or warrants in accordance with such Section).

(iii) Notwithstanding anything in this SECTION 5(f) to the contrary, if a Conversion Price adjustment becomes effective pursuant to any of clauses (A), (B) or (C) of this SECTION 5(f)(i) on any Ex-Date as described above, and a Holder that converts its Preferred Shares on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Date and participate on an adjusted basis in the related dividend, distribution or other event giving rise to such adjustment, then, notwithstanding the foregoing Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Date will not be made for such converting Holder. Instead, such Holder will be treated as if such Holder were the record owner of the shares of Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Notwithstanding anything in this SECTION 5(f) to the contrary, no adjustment under SECTION 5(f)(i) need be made to the Conversion Price unless such adjustment would require a decrease of at least one percent (1%) of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a decrease of at least one percent (1%) of such Conversion Price; provided that, on the date of any conversion of the Preferred Shares pursuant to SECTION 5, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward that has not been taken into account before such date. In addition, at the end of each year, beginning with the year ending December 31, 2015, the Conversion Price shall be adjusted to give effect to any adjustment or adjustments so carried forward, and such adjustments will no longer be carried forward and taken into account in any subsequent adjustment.

(iv) Adjustments Below Par Value. The Company shall not take any action that would require an adjustment to the Conversion Price such that the Conversion Price, as adjusted to give effect to such action, would be less than the then-applicable par value per share of the Common Stock, except that the Company may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per share of the Common Stock such that the as-adjusted new Conversion Price per share would not be below the new as-adjusted par value per share of the Common Stock following such share split or similar transaction and the Conversion Price is adjusted as provided under SECTION 5(f)(i)(A) and any other applicable provision of SECTION 5(f).

(v) Reference Property. In the case of any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision, combination or reclassification described in SECTION 5(f)(i)(A)), a consolidation, merger or combination involving the Company, a sale, lease or other transfer to a third party of all or substantially all of the assets of the Company (or the Company and its Subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Transaction”), then, at the effective time of the Transaction, the right to convert each Preferred Share will be changed into a right to convert such Preferred Share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a Holder would have received in respect of the Common Stock issuable upon conversion of such Preferred Shares immediately prior to such Transaction. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Transaction, the Company shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the Preferred Shares, treated as a single class, shall be convertible from and after the effective date of the Transaction. Any such election shall be made by the Requisite Holders. Any such determination by the Holders shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Transaction, and shall be conducted in such a manner as to be completed at approximately the same time as the time elections are made by holders of Common Stock. The provisions of this SECTION 5(f)(v) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The Company shall not become a party to any Transaction unless its terms are in compliance with the foregoing.

(vi) Rules of Calculation; Treasury Stock. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of shares of Common Stock (or Reference Property, to the extent applicable) outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock (or Reference Property, to the extent applicable), not including shares held in the treasury of the Company. The Company shall not pay any dividend on or make any distribution to shares of Common Stock (or Reference Property, to the extent applicable) held in treasury.

(vii) No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this SECTION 5 in a manner such that such adjustments are duplicative, only one adjustment (which shall be the adjustment most favorable to the Holders) shall be made.

(viii) Notice of Record Date. In the event of:

(A) any event described in SECTION 5(f)(i)(A), (B), (C) or (D);

(B) any Transaction to which SECTION 5(f)(v) applies;

(C) the dissolution, liquidation or winding-up of the Company; or

(D) any other event constituting a Change of Control;

then the Company shall mail to the Holders at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or ten (10) days prior to the date specified in (B) below, as applicable, a notice stating:

(E) the record date for the dividend, other distribution, stock split or combination or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, other distribution, stock split or combination; or

(F) the date on which such reclassification, change, dissolution, liquidation, winding-up or other event constituting a Transaction or Change of Control, or any transaction which would result in an adjustment pursuant to SECTION 5(f)(i)(D), is estimated to become effective or otherwise occur, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for Reference Property, other securities or other property deliverable upon such reclassification, change, liquidation, dissolution, winding-up, Transaction or Change of Control or that such issuance of Common Stock, Option Securities or Convertible Securities is anticipated to occur.

(ix) Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 5, the Company at its expense shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate, signed by an officer of the Company (in his or her capacity as such and not in an individual capacity), setting forth (A) the calculation of such adjustments and readjustments in reasonable detail, (B) the facts upon which such adjustment or readjustment is based, (C) the Conversion Price then in effect, and (D) the number of shares of Common Stock (or Reference Property, to the extent applicable) and the amount, if any, of Capital Stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of a Preferred Share.

(x) No Upward Revisions to Conversion Price. For the avoidance of doubt, except in the case of a reverse share split or share combination resulting in an adjustment under SECTION 5(f)(i)(A) effected with the approvals, if any, required pursuant to SECTION 4(b), in no event shall any adjustment be made pursuant to this SECTION 5 that results in an increase in the Conversion Price.

SECTION 6. Redemption.

(a) Redemption at Maturity. Unless prohibited by Delaware law governing distributions to stockholders, each Holder shall have the right to require the Company to redeem such Holder’s Preferred Shares, in whole or in part, on or after March 31, 2016 (the “Maturity Date”) at a price per share payable, subject to SECTION 6(e), in cash and equal to the Redemption Price (the right to redeem at maturity described in this SECTION 6(a), the “Redemption Right At Maturity”); provided, however, that the Redemption Right At Maturity shall expire and have no further force or effect, if the Company closes a single or a series of related capital raising transactions in which the Company issues its Capital Stock to investors resulting in gross proceeds to the Company of at least $5.5 million in the aggregate, excluding the conversion of any indebtedness and inclusive of the Series A Preferred Stock issuable pursuant to the Securities Purchase Agreement. At any time during the period beginning on the thirtieth (30th) calendar day prior to the Maturity Date (the “Holder Redemption Notice Period”), each Holder may deliver written notice to the Company notifying the Company of such Holder’s election to require the Company to redeem all or a portion of such Holder’s Preferred Shares on or after the Maturity Date (the “Election Notice”). No later than thirty (30) calendar days prior to the commencement of the Holder Redemption Notice Period, the Company shall deliver a notice to each Holder including the following information: (A) informing the Holder of the Maturity Date and such Holder’s right to elect to have all or a portion of its Preferred Shares redeemed by Company on or after the Maturity Date, (B) the Redemption Price payable with respect to each share of Series A Preferred Stock on or after the Maturity Date in connection with any such redemption (to the extent the Redemption Price is known or can be calculated, and to the extent not capable of being calculated, the manner in which such price will be determined); (C) that any certificates representing Preferred Shares which a Holder elects to have redeemed must be surrendered for payment of the Redemption Price at the office of the Company or any redemption agent located in New York City selected by the Company therefor together with any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable (if reasonably required by the redemption agent or the Company, as applicable); (D) that, upon a Holder’s compliance with clause (C), Holder shall receive, at the option of the Holder, either (x) payment of the Redemption Price to the Holder with respect to any Preferred Shares within twenty (20) Business Days following receipt to an account specified in such Holder’s redemption Election Notice or (y) a secured promissory note issued by the Company to the Holder in principal amount equal to the Redemption Price, bearing an interest rate per annum of 12.00% and a maturity date six (6) months from the date of the Election Notice, and secured by all of the assets of the Company, in form and substance acceptable to the Holder. The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 6(a) disclosing the right of Holders to have the Company redeem Preferred Shares pursuant to this SECTION 6(a).

(b) Redemption at Option of the Holder upon a Change of Control.

(i) If a Change of Control occurs, each Holder shall have the right to require the Company to redeem its Preferred Shares pursuant to a Change of Control Offer, which Change of Control Offer shall be made by the Company in accordance with SECTION 6(b)(ii). In such Change of Control Offer, the Company will offer a payment (such payment, a “Change of Control Payment”) in cash per Preferred Share equal to the Redemption Price.

(ii) Within thirty (30) days following any Change of Control, the Company will mail a notice (a “Change of Control Offer”) to each Holder describing the transaction or transactions that constituted such Change of Control and offering to redeem the Preferred Shares on the date specified in such notice (the “Change of Control Payment Date”), which date shall be no earlier than thirty (30) days and no later than sixty-one (61) days from the date such notice is mailed. In addition, such Change of Control Offer shall further state: (A) the amount of the Change of Control Payment; (B) that the Holder may elect to have all or any portion of its Preferred Shares redeemed pursuant to the Change of Control Offer, (C) that any Preferred Shares to be redeemed must be surrendered for payment of the Change of Control Payment at the office of the Company or any redemption agent selected by the Company therefor together with any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable (if reasonably required by the redemption agent or the Company, as applicable); (D) that, upon a Holder’s compliance with clause (C), payment of the Change of Control Payment with will be made to the Holder on the Change of Control Payment Date to the account specified by such Holder to the Company in writing; (E) the date and time by which the Holder must make its election, (F) that any Holder may withdraw its election notice with respect to all or a portion of their Preferred Shares at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Change of Control Payment Date; and (G) the amount and type of property that the Holder would receive in connection with such Change of Control if the Holder elects to convert its Preferred Shares in connection with the Change of Control. The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 6(b) disclosing the right of Holders to have the Company redeem Preferred Shares pursuant to this SECTION 6(b).

(iii) On the Change of Control Payment Date, the Company will, to the extent lawful: (A) accept for payment all Preferred Shares validly tendered pursuant to the Change of Control Offer; and (B) make a Change of Control Payment to each Holder that validly tendered Preferred Shares pursuant to the Change of Control Offer.

(iv) If at any time prior to consummation of a transaction that would constitute a Change of Control, the Company has publicly announced (whether by press release, SEC filing or otherwise) such transaction or prospective transaction or the entry by the Company into any definitive agreement with respect thereto, the Company shall, within five (5) Business Days of the issuance of such public announcement, deliver a written notice to each Holder notifying them of the same and the anticipated date of consummation of such transaction.

(v) The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer and makes the Change of Control Payment in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Company and purchases all Preferred Shares validly tendered under such Change of Control Offer.

(vi) A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(c) Notwithstanding anything in this SECTION 6 to the contrary, each Holder shall retain the right to elect to convert any Preferred Shares to be redeemed at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding any Redemption Date. Any Preferred Shares that a Holder elects to convert prior to the Redemption Date shall not be redeemed pursuant to this SECTION 6.

(d) Insufficient Funds. Any redemption of the Preferred Shares pursuant to this SECTION 6 shall be payable out of any cash legally available therefor, provided, however, that, other than in respect of a redemption pursuant to SECTION 6(b) (which the Company may only effectuate to the extent it has sufficient cash legally available therefor), if Delaware law governing distributions to stockholders prevents the Company from redeeming all Preferred Shares to be redeemed, then the Company may pay the maximum portion of the Redemption Price consistent with such law (valued at the Fair Market Value thereof on the date of payment). If Delaware law governing distributions to stockholders prevents the Company from redeeming all Preferred Shares to be redeemed pursuant to SECTION 6(a) or SECTION 6(b), the redemption notice delivered to Holders shall so specify, and indicate the nature of the other assets expected to be distributed and the Fair Market Value of the same. At the time of any redemption pursuant to this SECTION 6, the Company shall take all actions required or permitted under Delaware law to permit the redemption of the Preferred Shares, including, without limitation, through the revaluation of its assets in accordance with Delaware law, to make cash funds (and to the extent cash funds are insufficient, other assets) legally available for such redemption. In connection with any redemption pursuant to SECTION 6(b), to the extent that Holders elect to have their Preferred Shares redeemed and the Company has insufficient funds to redeem such Preferred Shares (after taking into account the amount of any repurchase obligations the Company has or expects to have under any Indebtedness ranking senior to the Series A Preferred Stock), Senior Securities or any

Parity Securities resulting from the same facts and circumstances as the Change of Control hereunder), the Company shall use any available funds to redeem a portion of such Preferred Shares and Parity Securities (if any are being redeemed) ratably in proportion to the full respective amounts to which they are entitled and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(e) Mechanics of Redemption.

(i) The Company (or a redemption agent on behalf of the Company, as applicable) shall pay the applicable Redemption Price on the Redemption Date or the required payment date therefor upon surrender of the certificates representing the Preferred Shares to be redeemed and receipt of any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable, to the extent required by SECTIONS 6(a) and 6(b); provided that, if such certificates are lost, stolen or destroyed, the Company may require an affidavit certifying to such effect and, if requested, an agreement indemnifying the Company from any losses incurred in connection therewith, in each case, in form and substance reasonably satisfactory to the Company, from such Holder prior to paying such amounts.

(ii) Following any redemption of Preferred Shares on any Redemption Date, the Preferred Shares so redeemed will no longer be deemed to be outstanding and all rights of the Holder thereof shall cease, including the right to receive Dividends; provided, however, that any rights of Holders pursuant to this Certificate of Designations that by their terms survive redemption of the Preferred Shares and, for the avoidance of doubt, any rights that survive pursuant to any of the other Transaction Agreements (as defined in the Securities Purchase Agreement), shall survive in accordance with their terms. The foregoing notwithstanding, in the event that a Preferred Share is not redeemed by the Company when required, such Preferred Share will remain outstanding and will continue to be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of dividends and the conversion rights) as provided herein.

SECTION 7. Director Election Rights.

Effective immediately following the Original Issue Date and for so long as at least 20% of the originally issued shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) are outstanding, the holders of the Preferred Shares, voting or consenting, as the case may be, separately as a single class to the exclusion of all other classes of the Company’s Voting Stock and with each Preferred Share entitled to one vote, by vote of the Requisite Holders, be entitled to elect one (1) director to the Board (the “Preferred Elected Director”); provided, that the Preferred Elected Director shall initially be elected promptly following the Company’s annual meeting to be held on [            ], 2015 and shall be elected to the Board no later than [            ], 2015. Subject to applicable law, the Preferred Elected Director shall be entitled to be a member of each committee of the Board, including the Compensation Committee, the audit committee and the nominating and corporate governance committee of the Board; provided, that notwithstanding anything to the contrary herein, membership on any such committee will be dependent upon such director meeting the qualification, and if applicable, independence criteria deemed necessary to so comply in accordance with any listing requirements of the Exchange on which the Company’s capital stock is then listed. The Preferred Elected Director shall be elected as set forth in this SECTION 7; provided that as a condition precedent to the election of any Preferred Elected Director, the individual to be elected by the Requisite Holders shall be required to provide to the Company a duly executed and delivered written resignation of such Person to be elected as the Preferred Elected Director, providing that effective immediately and automatically (without any further action by any Person) upon the expiration of the Requisite Holders’ right to elect such individual to the Board as provided herein, the Preferred Elected Director shall resign from the Board. For the avoidance of doubt, no Preferred Elected Director shall be elected to the Board unless the written resignation referred to in the preceding sentence is delivered to the Company prior thereto. The Preferred Elected Director shall be elected, at the option of the Requisite Holders, (i) by the written consent of the Requisite Holders or (ii) at annual or special meetings of stockholders of the Company at which directors are to be elected. If there is a vacancy in the office of the Preferred Elected Director, then the vacancy may only be filled by a nominee of the Requisite Holders. The Preferred Elected Director will be entitled to one (1) vote on any matter with respect to which the Board votes and the Preferred Elected Director may be removed at any time with or without cause by, and shall not be removed otherwise than by, the written consent or vote of the Requisite Holders. The Company shall take all such action as may be reasonably requested by the Requisite Holders to effect SECTION 7 (including nominating and recommending the Preferred Elected Director for election, if applicable).

SECTION 8. Additional Definitions. For purposes of these resolutions, the following terms shall have the following meanings:

(a) “Accrued Value” means $[                ] per share, as the same may be increased pursuant to SECTION 2.

(b) “Actively Traded Security” means, as of any date of determination, a Security of an entity with $2,000,000 average daily trading volume during the preceding 60-day period.

(c) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

(d) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

(e) “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close.

(f) “Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

(g) “Cash Equivalents” means: (i) United States dollars, or money in other currencies received in the ordinary course of business; (ii) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition; (iii) (A) demand deposits, (B) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (C) banker’s acceptances with maturities not exceeding one year from the date of acquisition, and (D) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s; (iv) repurchase obligations with a term of not more than seven (7) days for underlying securities of the type described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six (6) months after the date of acquisition; and (vi) money market funds at least ninety-five percent (95%) of the assets of which consist of investments of the type described in clauses (i) through (v) above.

(h) “Certificate of Designations” means this certificate of designations for the Series A Preferred Stock, as such shall be amended from time to time.

(i) “Change of Control” means (i) a sale of all or substantially all of the consolidated assets of the Company (including by way of any reorganization, merger, consolidation or other similar transaction or a sale of Equity Securities issued by Subsidiaries of the Company), except any merger or consolidation involving the Company or a Subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least 75% by Voting Power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (ii) a direct or indirect acquisition of Beneficial Ownership of Voting Power of the Company by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Holders or their Affiliates by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer, share exchange, share issuance, reclassification or other similar transaction), pursuant to which the stockholders of the Company immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than seventy-five percent (75%) of the Voting Power of the Company or other surviving entity (or parent thereof), as the case may be, (iii) the obtaining by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Holders or their Affiliates of the power (whether or not exercised), other than pursuant to a revocable proxy in favor of the Company’s proposed slate of directors in respect of an annual meeting or other meeting related to the election of directors, to elect a majority of the members of the Board or more than seventy-five percent (75%) of the Voting Power of the Company.

(j) “Common Stock” means the shares of common stock, par value $0.001 per share, of the Company or any other Capital Stock of the Company into which such Common Stock shall be reclassified or changed.

(k) “Compensation Committee” means the compensation committee of the Board which shall consist solely of Independent Directors, which shall consist of the Preferred Elected Director at all times.

(l) “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(m) “Conversion Price” means initially $[        ], as adjusted from time to time as provided in SECTION 5.

(n) “Convertible Securities” means securities by their terms convertible into or exchangeable for Common Stock or options, warrants or rights to purchase such convertible or exchangeable securities.

(o) “Daily VWAP” means the volume-weighted average price per share of Common Stock (or per minimum denomination or unit size in the case of any security other than Common Stock) as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of such Common Stock (or per minimum denomination or unit size in the case of any security other than Common Stock) on such Trading Day. The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(p) “Dividend Payment Date” means December 31, March 31, June 30 and September 30 of each year, commencing on [            ], 2015; provided that, if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be the immediately succeeding Business Day.

(q) “Dividends” means Cumulative Dividends, the Participating Cash Dividends and the In-Kind Participating Dividends.

(r) “Equity Securities” means, with respect to any Person, (i) shares of Capital Stock of, or other equity or voting interest in, such Person, (ii) any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, such Person, (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any Capital Stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, such Person, (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Capital Stock of, or other equity or voting interest (including any voting debt) in, such Person and (v) the Capital Stock of such Person.

(s) “Exchange” means the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, The New York Stock Exchange, the NYSE MKT LLC or any of their respective successors.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u) “Excluded Stock” means: (i) shares of Common Stock issued by the Company in an event subject to, and for which the Conversion Price is subject to adjustment pursuant to, SECTION 5(f)(i)(A); (ii) the issuance of shares of Common Stock upon conversion of the Preferred Shares or upon the exercise or conversion of Option Securities and Convertible Securities of the Company outstanding on the Original Issue Date or otherwise permitted to be issued, or not prohibited, by any other provision of this Certificate of Designations; (iii) Common Stock that becomes issuable in connection with, or as a result of, accretions to the face amount of, or payments in kind with respect to, Preferred Shares, Option Securities and Convertible Securities of the Company outstanding on the Original Issue Date or otherwise permitted to be issued, or not prohibited, by any other provision of this Certificate of Designations; (iv) shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement; (v) shares of Common Stock, Option Securities or Convertible Securities issued as a dividend or distribution on Preferred Shares; (vi) shares of Common Stock, Option Securities or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is permitted to be issued, or not prohibited, by any other provision of this Certificate of Designations; (vii) shares of Common Stock or Option Securities issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board; (viii) shares of Common Stock or Convertible Securities actually issued upon the exercise of Option Securities or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option Security or Convertible Security; and (ix) shares of Common Stock, Option Securities or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, which consent must include the Preferred Elected Director.

(v) “Ex-Date” means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(w) “Fair Market Value” means: (i) in the case of any Security that is either (a) listed on an Exchange or (b) an Actively Traded Security in the over-the-counter-market that represents equity in a Person with a market capitalization of at least $25,000,000 on each Trading Day in the preceding 60 day period prior to such date, the product of (a) (i) the sum of the Daily VWAP of a single unit of such Security for each of the 20 consecutive Trading Days immediately prior to such date, divided by (ii) 20, multiplied by (b) the number of units of such Security being valued, (ii) in the case of any Security that is not so listed or not an Actively Traded Security or any other property or asset (other than Cash Equivalents), the fair market value thereof (defined as the price that would be negotiated in an arms’ length transaction for cash between a willing buyer and willing seller, neither of which is acting under compulsion), as determined by a written opinion of a nationally recognized investment banking, appraisal, accounting or valuation firm that is not an Affiliate of the Company and is selected by the Company in good faith (provided that the Requisite Holders may object in writing to any such determination of Fair Market Value by such valuation expert once every four (4) Testing Periods and if the Requisite Holders object in writing to any such determination of Fair Market Value by such valuation expert an alternative binding valuation shall be performed by a nationally recognized investment banking, appraisal, accounting or valuation firm that is not an Affiliate of the Company and is selected by the Company and the Requisite Holders jointly, or if the Company and such Requisite Holders cannot jointly select such an alternative valuation expert within ten (10) Business Days of the Requisite Holders delivering to the Company a written notice objecting to the initial valuation, by a nationally recognized investment banking, appraisal, accounting or valuation firm that is not an Affiliate of the Company and is selected by one such valuation expert proposed by the Company and a second such valuation expert proposed by the Requisite Holders (it being understood that the Company shall each be responsible for the payment of all of the fees and expenses of such alternative valuation expert) and (iii) in the case of Cash Equivalents, the face value thereof; provided that with respect to any Security of the type referred to in clause (ii) above, in no event shall the Fair Market Value thereof exceed the Company’s cost basis in such Security (taking into account adjustments made in respect of follow-on capital contributions and other similar investments) plus fifty percent (50%) of any appreciation as determined pursuant to the valuation provisions set forth above.

(x) “Governmental Entity” shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body.

(y) “hereof”; “herein” and “hereunder” and words of similar import refer to this Certificate of Designations as a whole and not merely to any particular clause, provision, section or subsection.

(z) “Holders” means the holders of outstanding Preferred Shares as they appear in the records of the Company.

(aa) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

(bb) “Independent Director” means any director on the Board that is “independent” as defined in the Exchange Act and the applicable rules of the Exchange on which the Common Stock is listed (or if the Common Stock is not listed on an Exchange, as defined in NASDAQ Marketplace Rule 4200(a)(15)).

(cc) “Issue Date” means, with respect to a Preferred Share, the date on which such share is first issued by the Company.

(dd) “Liquidation Event” means (i) the voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) the commencement by the Company of any case under applicable bankruptcy, insolvency or other similar laws now or hereafter in effect, including pursuant to Chapter 11 of the U.S. Bankruptcy Code, (iii) the consent to entry of an order for relief in an involuntary case under applicable bankruptcy, insolvency or other similar laws now or hereafter in effect, including pursuant to Chapter 11 of the U.S. Bankruptcy Code, (iv) the consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or similar official of the Company, or any general assignment for the benefit of creditors and (v) any Change of Control unless the Requisite Holders elect otherwise by written notice sent to the Company at least three (3) days prior to the effective date of such Change of Control.

(ee) “Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Common Stock (or Reference Property, to the extent applicable) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the applicable Exchange or otherwise) in the Common Stock (or Reference Property, to the extent applicable) or in any options, contracts or future contracts relating to the Common Stock (or Reference Property, to the extent applicable), and such suspension or limitation occurs or exists at any time before 4:00 p.m. (New York City time) on such day.

(ff) “Option Securities” means options, warrants or other rights to purchase or acquire Common Stock, as well as stock appreciation rights, phantom stock units and similar rights whose value is derived from the value of the Common Stock.

(gg) “Original Issue Date” means Closing Date (as such term is defined in the Securities Purchase Agreement).

(hh) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “Person” as contemplated by Section 13(d) of the Exchange Act.

(ii) “Preferred Shares” means the shares of Series A Preferred Stock.

(jj) “Purchasers” means the several “Purchasers” named in and party to the Securities Purchase Agreement.

(kk) “Redemption Date” means the Maturity Date or any Change of Control Payment Date, as applicable.

(ll) “Redemption Price” means, with respect to each Preferred Share, the greater of (i) the Fair Market Value of such Preferred Share and (ii) the Accrued Value plus all accrued and unpaid Dividends (to the extent not included in the Accrued Value, including, without limitation, accrued and unpaid Cash Dividends to the Redemption Date), if any, on each Preferred Share to be redeemed.

(mm) “Requisite Holders” means Holders owning a majority of the issued and outstanding Preferred Shares.

(nn) “SEC” means the Securities and Exchange Commission.

(oo) “Securities” with respect to a Person means debt or equity securities issued by such Person or similar obligations of, or participations in, such Person.

(pp) “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated May 12, 2015, by and among the Company and the Purchasers, as amended, supplemented or modified in accordance with its terms.

(qq) “Series A Original Purchase Price” means $[        ] per share.

(rr) “Stock Dividend Amount” equals the accrued but unpaid Cumulative Dividend divided by the lower of the Accrued Value and the Conversion Price.

(ss) “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the outstanding Voting Stock is owned, directly or indirectly, by, or of which more than fifty percent (50%) of the economic value accrues to, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

(tt) “Thirty Day VWAP” means, with respect to a security, the average of the Daily VWAP of such security for each day during a thirty (30) consecutive Trading Day period ending immediately prior to the date of determination. Unless otherwise specified, “Thirty Day VWAP” means the Thirty Day VWAP of the Common Stock.

(uu) “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange on which the Common Stock (or Reference Property, to the extent applicable) is listed and is open for trading or, if the Common Stock (or Reference Property, to the extent applicable) is not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

(vv) “Transaction Agreements” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(ww) “U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

(xx) “Voting Power” means either (a) the power to elect, designate or nominate directors to the Board, or (b) vote (as Common Stock or together with Common Stock) on matters to be voted on or consented to by the Common Stock through the ownership of Voting Stock, by contract or otherwise.

(yy) “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

(zz) “Wholly Owned Subsidiary” means any Subsidiary of a Person of which such Person owns, either directly or indirectly, one hundred percent (100%) of the commons stock or other common equity interests of such Subsidiary (excluding qualifying shares held by directors).

SECTION 9. Miscellaneous. For purposes of this Certificate of Designations, the following provisions shall apply:

(a) Share Certificates. If any certificates representing Preferred Shares shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the lost, stolen or destroyed certificate, a new Preferred Share certificate of like tenor and representing an equivalent number of Preferred Shares, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity by the holder thereof, if requested, reasonably satisfactory to the Company.

(b) Status of Cancelled Shares. Preferred Shares which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated by the Board as part of a particular series of Preferred Stock of the Company.

(c) Severability. If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(d) Remedies.

(i) The Company acknowledges that the obligations imposed on it in this Certificate of Designations are special, unique and of an extraordinary character, and irreparable damages, for which money damages, even if available, would be an inadequate remedy, would occur in the event that the Company does not perform the provisions of this Certificate of Designations in accordance with its specified terms or otherwise breaches such provisions. The Holders shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Certificate of Designations and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity, including without limitation money damages.

(e) Renunciation under DGCL Section 122(17). Pursuant to Section 122(17) of the DGCL, the Company renounces any interest or expectancy of the Company in, or being offered an opportunity to participate in, business opportunities that are presented to one or more of the Preferred Elected Director, in each case other than any business opportunities that are presented to the Preferred Elected Director solely in his or her capacity as a director of the Company.

(f) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(g) Notices. All notices or communications in respect of Preferred Stock shall be in writing and shall be deemed delivered (a) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (b) on the date of delivery if delivered personally or by electronic communication, or (c) if by facsimile, upon written confirmation of receipt by facsimile. Notwithstanding the foregoing, if Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the beneficial holders of Preferred Stock in any manner permitted by such facility.

(h) Other Rights. The shares of Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

(i) Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the Requisite Holders.

(j) Requisite Holders. Notwithstanding anything to the contrary contained herein, any consent, waiver, vote, decision, election or action required or permitted to be taken hereunder by the Holders of the Preferred Shares as a group (i.e., as opposed to by a specified Holder or specified subset of Holders) shall require the approval or action, as applicable, of the Requisite Holders and, after such approval or action, shall be binding on all of the Holders.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed by a duly authorized officer of the Company as of [            ], 2015.

BG MEDICINE, INC.

By:
Name:	Paul R. Sohmer, M.D.
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS]